Shareholder Meeting Results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

                                 Votes for     Votes withheld

Liaquat Ahamed                   5,415,154,963   14,207,845
Ravi Akhoury                     5,415,184,974   14,177,833
Barbara M. Baumann               5,415,851,291   13,511,517
Jameson A. Baxter                5,415,767,570   13,595,238
Charles B. Curtis                5,415,854,394   13,508,413
Robert J. Darretta               5,416,022,043   13,340,765
Katinka Domotorffy               5,415,419,173   13,943,635
John A. Hill                     5,415,885,634   13,477,174
Paul L. Joskow                   5,416,010,424   13,352,383
Kenneth R. Leibler               5,415,817,292   13,545,516
Robert E. Patterson              5,415,985,292   13,377,516
George Putnam, III               5,415,959,400   13,403,408
Robert L. Reynolds               5,416,108,530   13,254,278
W. Thomas Stephens               5,415,918,406   13,444,402

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for	Votes against Abstentions	Broker non-votes
  733,987 	0      	      15,601 	        81,596


A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for	Votes against Abstentions	Broker non-votes
5,234,359,081   33,570,449    18,267,087 	143,166,192

All tabulations are rounded to the nearest whole number.